Exhibit 10.54
October 8, 2008
Mr. Jon Feltheimer
Los Angeles, California 90049
RE: Amendment No. 2 to Employment Agreement
Dear Mr. Feltheimer,
     Reference is hereby made to that certain employment agreement dated as of September 20, 2006 by and between Lions Gate Entertainment Corp. (“Lions Gate”) and Jon Feltheimer (“Feltheimer”) (the “Employment Agreement”) and that certain amendment to the Employment Agreement dated September 18, 2008 by and between Lions Gate and Feltheimer (the “First Amendment, and collectively with the Employment Agreement, the “Agreement”) with respect to Feltheimer’s employment by Lions Gate. The purpose of this letter agreement is, for good and valuable consideration, to amend certain provisions of the Agreement as follows:
     1. Section 2 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
     “2. Term. Feltheimer’s employment term under this Agreement shall commence on the Effective Date and continue through and including March 31, 2014 (the “Term”).”
     2. Section 3 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
     “3. Base Salary. From the Effective Date through March 31, 2007, Lions Gate shall pay Feltheimer an annual fixed salary of US$850,000, payable in equal installments in accordance with Lions Gate’s standard payroll practices. Commencing on April 1, 2007, and continuing through March 31, 2014, Lions Gate shall pay Feltheimer an annual fixed salary of US$1,200,000 payable in equal installments in accordance with Lions Gate’s standard payroll practices (the “Base Salary”). Notwithstanding the foregoing, commencing on October 8, 2011 (the “Amendment Date”) and on each anniversary of the Amendment Date during the remaining portion of the Term, the Base Salary for the next twelve (12) months shall be increased in the same proportion as the proportional difference between the “Consumer Price Index for Urban Wage Earners All Items (Los Angeles-Riverside-Orange County, CA),” published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”) in effect on March 1 of the preceding year and the CPI in effect as of the Amendment Date and as of each successive anniversary of the Amendment Date during the Term.
     3. The last sentence of Section 4 of the Agreement is hereby amended and restated, effective immediately, to read in its entirety as follows:
     “The Discretionary Bonus, if any, shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate’s other senior-level employees and in no event later than June 30 of each year during the Term, and, in addition, June 30 of 2014 (for bonus amounts based on the fiscal year ending March 31, 2014).”

     4. Section 6 of the Agreement is hereby amended and restated, effective immediately, to include the following Sections 6(f), (g), (h) and (i):
          “(f) Second Grant of Restricted Stock Units. Provided that Feltheimer’s employment hereunder has not previously been terminated for cause (as defined herein), death, or disability (as defined herein) and subject to regulatory approval, if required, Feltheimer shall be granted, upon execution of this agreement, a total of 916,071 Restricted Stock Units (“Second RSUs”) according to the following schedule: (i) 458,036 time vesting Second RSUs (the “Second Time Vesting RSUs”); (ii) 458,035 performance vesting Second RSUs (the “Second Performance Vesting RSUs”). Such Second RSUs shall be payable upon vesting in an equal number of common shares to Lions Gate. The foregoing Second RSUs shall be in addition to any Pre-existing Equity.
          (g) Date of Vesting. Subject to Feltheimer’s continued employment hereunder through the relevant vesting date, the Second RSUs shall vest as follows:
               (i) The Second Time Vesting RSUs (458,036 RSUs) shall vest in three (3) equal annual installments with the first such installment vesting on March 31, 2012, and the last vesting on March 31, 2014;
               (ii) The Second Performance Vesting RSUs (458,035 RSUs) shall be eligible to vest in three (3) equal annual installments with the first installment being eligible to vest on March 31, 2012, the second on March 31, 2013, and the third on March 31, 2014 (each, a “Second Performance Vesting Date”); provided, however, that the vesting of the Second RSUs on each such Second Performance Vesting Date shall be subject to annual Company performance targets approved in advance by the Compensation Committee for the twelve (12) month period ending on such Second Performance Vesting Date. The Second Performance Vesting RSUs provided for by this Section 6(g)(ii) shall vest on a sliding scale basis if the Company performance targets have not been fully met for a particular year. For purposes of example only, if seventy five (75) percent of Company targets have been met for a particular year, seventy five (75) percent of the Second Performance Vesting RSUs eligible to vest for that year would vest. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any or all of the Second Performance Vesting RSUs scheduled to vest on any such Second Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the Compensation Committee may, in its sole discretion, provide that any Second RSUs scheduled to vest on any such Second Performance Vesting Date that do not vest because the applicable performance targets are not met may vest on any future Second Performance Vesting Date if the performance targets applicable to such future Second Performance Vesting Date are exceeded.
          (h) Any and all references to RSUs in Sections 6(c), 6(d), 6(e), 7(a), 10 and 14(b)(iii) of the Agreement shall include the Second RSUs set forth above, unless the context requires otherwise. Any and all references to the Time Vesting RSUs or RSUs granted pursuant to Section 6(b)(i) in Sections 9(b)(i) and 14(c)(iii) of the Agreement shall include the Second Time Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting RSUs or RSUs granted pursuant to Section 6(b)(ii) in Sections 9(b)(ii) and 14(c)(iii) of the Agreement shall include the Second Performance Vesting RSUs, unless the context requires otherwise. Any and all references to the Performance Vesting Date in Sections 9(b)(ii) and 14(c)(iii) of the Agreement shall include the Second Performance Vesting Date, unless the context requires otherwise.
          (i) Quarterly Grant. Subject to Feltheimer’s continued employment hereunder through the relevant grant date, and subject to regulatory approval, if required, on the first day following each three (3) month anniversary of October 8, 2008 that occurs during the Term, Feltheimer shall be issued a number of the Company’s common shares equivalent to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), calculated using the closing price (in regular trading) of the Company’s common shares on the last trading day immediately prior to the respective grant date (each a “Quarterly Grant”) and subject in each case to applicable tax withholding. Each Quarterly Grant shall be fully vested upon grant. Notwithstanding the foregoing, subject to Feltheimer’s continued employment hereunder through March 31, 2014, and subject to regulatory approval, if required, on March 31, 2014 Feltheimer shall receive a pro-rata portion of the Quarterly Grant for the period ending on March 31, 2014. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 14(a)(iv) or (b), the Quarterly Grants shall continue to be granted and vest on each relevant grant date through March 31, 2014. For the sake of clarity, notwithstanding Section 6(e), any future Quarterly Grants shall be forfeited in the event that this Agreement is terminated pursuant to Section 14(a)(i), 14(a)(ii) or 14(a)(iii). Additionally for the sake of clarity, any and all references to RSUs in Sections 6(c) and 6(e) of the Agreement shall not include any Quarterly Grant. If shareholder or regulatory approval of any Quarterly Grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of a Quarterly Grant, then Feltheimer shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.”
     Except as specifically amended hereby, the Agreement shall remain in full force and effect without modification. This letter constitutes the entire agreement among the parties with respect to modification of the Agreement and any other matters related thereto, and supersedes all prior negotiations and understandings of the parties in connection therewith.
AGREED AND ACCEPTED:

/s/ Jon Feltheimer
JON FELTHEIMER

Lions Gate Entertainment Corp.
/s/ Wayne Levin
By WAYNE LEVIN
Executive Vice-President and General Counsel

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